Exhibit 10.57

RELEASE AND SETTLEMENT

Dated this 1st day of April 2011, by and between Viral Genetics, Inc., a Delaware corporation ("Viral") and DMBM, Inc., a New York corporation ("DMBM").

WHEREAS DMBM has agreed to purchase a 5% Unsecured Convertible Debenture issued December 3, 2009 in the principal amount of $116,108.19 (the "Note") from the University License Equity Holding Inc. under an Assignment Agreement dated March 1, 2011 (the "Assignment"); and

WHEREAS payment of the Purchase Price (as defined in the Assignment) for the Note is in Payment Tranches (as defined in the Assignment), and DMBM and Viral are mutually desirous of irrevocably establishing the terms of settling and releasing the Note in advance but which shall take effect upon completion of each Payment. Tranche.

NOW THEREFORE for good and lawful consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1. Upon payment of each Payment Tranche, DMBM hereby:

a. represents and warrants that it will have full right, title and ownership to the Note Tranche described in the Assignment under Section 2;

b. irrevocably tenders and assigns to Viral full right, ownership and title to the each Note Tranche in exchange for shares of common stock of Viral at the price of $0.01 per share for an aggregate of twelve million, three hundred seventy six thousand, five hundred and sixty (12,376,560) shares of common stock of Viral for the entire Note, including shares issuable for accrued interest; and

c. provides a complete and irrevocable release of any and all liabilities, fees, penalties, interests or claims of any kind in regard to each Note Tranche so purchased and the amounts owed pursuant thereto, and acknowledges that, upon tender of the final Note Tranche, the Note in its entirety shall be and is satisfied in full.

2. This agreement shall be governed by the laws of the State of California.

3. If any of the Payment Tranches is not completed on the timeline specified in the Assignment Agreement, only those Note Tranches that have been so paid for shall be tendered, released and settled hereunder and otherwise this Agreement shall terminate.